AMENDMENT #1 TO

EXCLUSIVE LICENSE AGREEMENT

Between

AVALON OIL & GAS, INC.

And

AFS HOLDINGS, INC.

This Amendment No. 1 to the Exclusive License Agreement is being entered into as of February 11, 2016 between Avalon Oil & Gas, Inc., a Nevada Corporation (hereinafter referred to as “Avalon”), and AFS Holdings, Inc., a Nevada Corporation (hereinafter referred to as “Licensee”). Each of Avalon and Licensee may be referred to individually as a “Party”, or collectively as “Parties” to this Amendment.

WHEREAS, on June 1, 2015, the Parties entered into an Exclusive License Agreement (the “Original Agreement”), whereby Licensee received a license for proprietary anti-corrosion technology; and

WHEREAS, the Original Agreement incorrectly listed Avalon as the owner of the technology, when in fact, Avalon is a licensee of the technology;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows;

1.                  Clarification of Ownership of Technology. The Original Agreement shall be amended, in order to state that Ronald Knight is the owner of the licensed technology, and Avalon is a licensee of the technology. In addition, Avalon is sublicensing the technology to Licensee.

2.                  Effect. All other language in the Original Agreement shall remain in full force and effect. The only change to the Original Agreement shall be to state that Avalon is not the owner of the licensed technology, but rather is a licensee, with Ronald Knight being the sole owner of the licensed technology.

IN WITNESS WHEREOF the parties have executed this Amendment effective as of the day and year first above written.

AVALON OIL & GAS, INC.		AFS HOLDINGS, INC.

Signed:	/s/ Kent Rodriguez	Signed:	/s/ Kent Rodriguez
By:	Kent Rodriguez	By:	Kent Rodriguez
Title:	President	Title:	President